ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 8, 2010. Shareholders voted to elect three Trustees of the Fund to hold office for the terms described below or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                                For 		Withheld
Lawrence S. Lewin 		17,758,223 	1,905,340
William S. Reardon, CPA		17,603,970	2,059,563
Uwe E. Reinhardt, Ph.D. 	17,723,087 	1,940,446

Lawrence S. Lewin and Uwe E. Reinhardt, Ph.D.were elected to serve until the 2013 Annual Meeting. William S. Reardon, CPA was elected to serve until the 2011 Annual Meeting. Other Trustees serving until the 2011
Annual Meeting are Eric Oddleifson and Oleg Pohotsky.
Trustees serving until the 2012 Annual Meeting are Rakesh K. Jain, Ph.D., Daniel Omstead, Ph.D. and Lucinda H. Stebbins, CPA.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2010 by the following votes:

For 		 Against 		Abstain
18,470,168	 982,257 		211,108